PRIVATE AND CONFIDENTIAL

May 14, 2007

VIA E-MAIL

Gregg Lemkau
Managing Director
Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004

Dear Gregg:

Fillmore Capital Partners, LLC on behalf of certain of its affiliates (“Fillmore”) hereby submits this proposal to acquire Genesis HealthCare Corporation (“the Company”).

Enclosed with this letter, please find the following documents:

1. Proposed Merger Agreement, together with detailed mark-up of the Merger Agreement, marked to show changes from the draft distributed by Dechert LLP earlier in the day on May 14, 2007.

2. Proposed Equity Commitment Letter from Fillmore Strategic Investors, L.L.C. to Drumm Investors LLC (the parent of Beverly Enterprises, Inc. (“Beverly”)).

3. Proposed Limited Guarantee of Fillmore Strategic Investors, L.L.C.

4. Executed Debt Financing Commitment Letter from JP Morgan dated May 12, 2007.

5. Consolidated Balance Sheet of Drumm Investors LLC dated March 31, 2007.

6. Proposed Parent Disclosure Letter.

7. Proposed Company Disclosure Letter.

There have been no changes to the proposed Equity Commitment Letter or Limited Guarantee from the versions included in our May 10 proposal, and no changes to the Debt Financing Commitment from the version included with our earlier May 14 letter. Upon confirmation that the Company is in agreement with these documents as presented, we will execute the Merger Agreement, Equity Commitment Letter, Limited Guarantee and Debt Commitment Letter in the form presented upon confirmation that the Company is prepared to sign the Merger Agreement. Upon execution of the Merger Agreement, Drumm Investors LLC will pay or immediately reimburse the Company for, or have paid on its behalf, the $15,000,000 termination fee that the Company is required to pay to FCGen Acquisition, Inc. (“Formation”) under the terms of the

FILLMORE CAPITAL PARTNERS FOUR EMBARCADERO CENTER SUITE 710 SAN FRANCISCO CA 94111 PHONE 415-834-1477 FAX 415-834-1475

Gregg Lemkau
May 14, 2007

Agreement and Plan of Merger dated January 18, 2007 among the Company, Formation and GEN Acquisition Corp., as amended through May 1, 2007 (the “Formation Merger Agreement”).

Purchase Price: Fillmore proposes to acquire all of the outstanding stock of the Company for $69.25 per share, provided that if the closing does not occur prior to September 1, 2007, such amount will be increased by 8% per annum, or $0.01518 each day beginning September 1, 2007 until the closing occurs ($69.25 or any such greater amount, the “Purchase Price”). Our proposal is based on 24,527,324 shares outstanding (including basic and restricted shares, options and shares convertible though the Convertible Senior Subordinate Debentures). We continue to believe our proposal offers an extremely attractive valuation for the Genesis shareholders.

Form of Consideration and Litigation: The Purchase Price would be paid in cash at closing. Upon execution of our proposed Merger Agreement, counsel for Drumm in the matter encaptioned Drumm Investors, LLC v. Genesis Healthcare Corp., Docket No. 07- 02856 (Chester Cty. PA) will file an appropriate notice of discontinuance.

Financing and Structure: We will finance the transaction through a combination of our own equity capital and third-party indebtedness. We have an irrevocable equity commitment from the institutional investor previously identified to you. As indicated by the binding commitment letter we have submitted, JP Morgan will provide $3.55 billion of debt financing, the proceeds of which together with our equity investment will fund the acquisition of the Company, refinance indebtedness and pay transaction costs and expenses. The debt financing commitment does not rely on an underlying equity value of Beverly. Enclosed for your information as Exhibit A to this proposal letter is the sources and uses table for the acquisition. We are not assuming any use of cash on hand from Genesis to fund the acquisition. All cash used to fund the acquisition will be excess cash from Beverly, and no part of the purchase price will be funded with the proceeds from borrowings under the $75 million revolving credit facility. We believe that the $75 million revolving credit facility will be adequate from a liquidity perspective, as it is assumed to be undrawn over the life of the loan (Beverly currently has in place a $50 million revolving credit facility, which has remained unfunded since our purchase of Beverly on March 14, 2006). JP Morgan has also offered us the opportunity to increase the first lien commitment by $50 million, which we do not think will be necessary.

Enclosed for your information as Exhibit B to this proposal letter is an organizational structure chart showing that Drumm Investors LLC is the owner of all of the equity of Beverly. This letter hereby confirms that the approximately $187.0 million of cash that appears on the March 31, 2007 balance sheet of Drumm Investors LLC would be available to satisfy any liabilities of Drumm Investors LLC that arise in connection with the proposed transaction (and even if this amount were not available, Genesis would also have recourse against Fillmore Strategic Investors, L.L.C. under the terms of the proposed Limited Guarantee). We also note that the cash difference on the Drumm Investors LLC balance sheet from December 31, 2006 to March 31, 2007 is due to a voluntary prepayment of term debt of approximately $26.0 million, and the rise in retained earnings reflects improving operational performance under Fillmore’s ownership.

FILLMORE CAPITAL PARTNERS FOUR EMBARCADERO CENTER SUITE 710 SAN FRANCISCO CA 94111 PHONE 415-834-1477 FAX 415-834-1475

Gregg Lemkau
May 14, 2007

Timing: We have demonstrated our ability very recently to obtain the necessary regulatory approvals and complete complex transactions quickly. We received regulatory approvals in connection with our acquisition of Beverly within 100 calendar days (which included the winter holidays and New Years) of the signing of a definitive agreement, and expect to be able to obtain the necessary approvals for this transaction within the same period of time. We expect to file applications for approval of the transaction within five business days of the signing of the merger agreement in the following states: Maine, Massachusetts, New Jersey, Rhode Island, and West Virginia. For each state, we have templates of the documents required for expedited filing of our applications. The templates present our credentials in a manner which has been previously accepted by these state regulators. We have excellent relationships with the state regulators and our ownership structure of common ownership of the property and operations is clearly preferred by the regulators. Our projected approval date for each of those states is set forth in the table below:

Projected Fillmore
State	Approval Date

Maine	August 27, 2007

Massachusetts	August 27, 2007

New Jersey	July 25, 2007

Rhode Island	August 27, 2007

West Virginia	August 13, 2007

The remaining seven states can easily be accommodated within this timeframe and should not be an issue for Fillmore.

We will expect cooperation from the Company’s management team to ensure an orderly transition to minimize any disruption to patient care and the operations of the business.

Internal Approvals: All approvals necessary to enter into and consummate the transaction have been obtained. Our proposal is not subject to further due diligence or approvals, other than as outlined in the Merger Agreement.

Termination: Our proposal will remain in effect until 5:00 p.m. (EDT) on May 21, 2007.

Drumm Quality: By all measures, including evaluations done on behalf of the Centers for Medicare and Medicaid by the independent, not-for-profit, review organization, University of Wisconsin based Long Term Care Institute, the nation’s most well respected research organization and thought leader in long term care, and the federal survey and certification standards used by state licensing agencies across the country, Beverly and Golden Living Centers (formerly Beverly Enterprises) have exhibited the highest standards in quality of care. The

FILLMORE CAPITAL PARTNERS FOUR EMBARCADERO CENTER SUITE 710 SAN FRANCISCO CA 94111 PHONE 415-834-1477 FAX 415-834-1475

Gregg Lemkau
May 14, 2007

Beverly and Golden Centers lead the industry in quality scores, as measured by state inspection reports. Aggregate quality scores for all Centers exceed industry averages and the company is recognized as an innovator in the care of frail elderly. The most recent Long Term Care Institute report noted in particular that “Beverly’s new leadership has continued to show its strong commitment to meaningful quality improvement and impressive performance in all quality measures”. For a comparison of the operations of Golden Living Centers and Genesis using CMS quality measures, see Exhibit C to this proposal letter. The information regarding Golden Living Centers on Exhibit C to this proposal letter includes all of the operations of Beverly.

Capital Spending Plans. Beverly plans to fund capital spending for the combined company by using internally generated funds. Our model assumes Genesis’ capital expenditures as provided in the schedules to the Merger Agreement, and no change to the Beverly capital expenditures from our existing budget. We expect that the combined company will generate enough free cash flow to make these committed expenditures and satisfy its other obligations while repaying outstanding indebtedness.

Advisors: We have engaged the following advisors to facilitate the proposed transaction with Genesis: Credit Suisse, our financial advisor, and Dechert LLP, our legal advisor.

Contact Information: Please direct any questions regarding this proposal or the enclosed documents to the following contacts at Fillmore, Credit Suisse or Dechert:

Fillmore Capital Partners, LLC:	Credit Suisse:

Ronald E. Silva	Stuart Smith, Managing Director
President and Chief Executive Officer	Global Head of Healthcare Investment Banking
Fillmore Capital Partners, LLC	Credit Suisse
Four Embarcadero Center, Suite 710	Eleven Madison Avenue
San Francisco, CA 94111	New York, NY 10010
Tel: 415.834.1476	Tel: 212.325.3109
Fax: 415.834.1475	Fax: 646.935.7125
rsilva@fillmorecap.com	stuart.smith@credit-suisse.com

Dechert LLP

Joseph B. Heil
Dechert LLP
One Maritime Plaza
Suite 2300
San Francisco, CA 94111-3513
Tel: 415.262.4510
Fax: 415.869.3275
joseph.heil@dechert.com

FILLMORE CAPITAL PARTNERS FOUR EMBARCADERO CENTER SUITE 710 SAN FRANCISCO CA 94111 PHONE 415-834-1477 FAX 415-834-1475

Gregg Lemkau
May 14, 2007

Sincerely,

/s/ Ronald E. Silva
Ronald E. Silva
President and Chief Executive Officer
Fillmore Capital Partners, LLC

DRUMM INVESTORS LLC

By: /s/ Ronald E. Silva
Name: Ronald E. Silva
Title: President

FILLMORE CAPITAL PARTNERS FOUR EMBARCADERO CENTER SUITE 710 SAN FRANCISCO CA 94111 PHONE 415-834-1477 FAX 415-834-1475

Exhibit A

Sources and Uses Table
Sources and Uses

Total Sources		Total Uses
($ in millions)		($ in millions)

1st Lien Term Loan	$ 750.0	Gazelle Equity Purchase Price ($69.25 per
		share)	$ 1,667.1
CMBS	2,800.0	Refinance Gazelle Long-Term Indebtedness	178.9
Assumption of Gazelle Capital Leases & VIE		Refinance Existing Beverly Term Loans	417.5
Indebtedness	116.3
Sponsor Equity	240.0	Refinance Existing Beverly CMBS	1,400.0
Cash on Hand	65.1	Assumption of Gazelle Capital Leases &
		VIE Indebtedness	116.3
		Gazelle Tender Premium (Sr. Sub Notes)	9.4
		Gazelle Convert Make-Whole Premium	23.9
		Prepayment Penalties on Existing Beverly
		Indebtedness	15.0
		Gazelle Severance Costs	13.0
		Estimated Transaction Expenses	87.5
		Gazelle Break-Up Fee	15.0
		TIC (9/1/07 – 11/15/07)	27.8

Total Sources	$ 3,971.4	Total Uses	$ 3,937.6

FILLMORE CAPITAL PARTNERS FOUR EMBARCADERO CENTER SUITE 710 SAN FRANCISCO CA 94111 PHONE 415-834-1477 FAX 415-834-1475

Exhibit B Structure Chart

FILLMORE CAPITAL PARTNERS FOUR EMBARCADERO CENTER SUITE 710 SAN FRANCISCO CA 94111 PHONE 415-834-1477 FAX 415-834-1475

Exhibit C

Golden Living Centers Outperforms Genesis on CMS Quality Measures

Data from the Centers for Medicare and Medicaid Services (“CMS”) for the period from January 2005 through March 2007 show that Golden Living Centers (“GLC”) achieved better results than Genesis.

There are 15 Quality Measures that directly relate to clinical indicators (four new ones addressing vaccinations were added earlier this year). Of the 15 measures:

· GLC performed BETTER than Genesis on 12;

· GLC matched Genesis on 2, and

· Genesis performed better than GLC on only 1, as detailed in the charts set out below:

The purpose and source of the Quality Measures (taken from the CMS website) are:

“The nursing home quality measures come from resident assessment data that nursing homes routinely collect on the residents at specified intervals during their stay. These measures assess the resident’s physical and clinical conditions and abilities, as well as preferences and life care wishes. These assessment data have been converted to develop quality measures that give consumers another source of information that shows how well nursing homes are caring for their residents’ physical and clinical needs.

The quality measures, developed under CMS contract to Abt Associates and a research team led by Drs. John Morris and Vince Mor, have been validated and are based on the best research currently available. These quality measures meet four criteria. They are important to consumers, are accurate (reliable, valid and risk adjusted), can be used to show ways in which facilities are different from one another, and can be influenced by the provision of high quality care by nursing home staff.”